Exhibit 99.1

PowerSecure’s Credit Facility Simplified and Extended,

Reflecting the Company’s Large Cash Position

Wake Forest, N.C. – December 27, 2011 – PowerSecure International, Inc. (Nasdaq: POWR) today announced its credit facility has been simplified and extended. The new Amended and Restated Credit Agreement reflects that the Company is carrying a large cash position due to the sale and monetization of non-core assets earlier in 2011. The new facility also eliminates four financial covenants compared to its previous facility, and provides the Company with access to significant capital resources in a structure that is more closely aligned with its growth plans and business requirements. The facility is backed by a syndicate which includes Citibank (Administrative Agent and Lead Arranger) and BB&T. The Company currently has no funds drawn on the credit facility.

The most significant changes in the new amended and restated facility compared to the Company’s previous facility include the following:

1.	Four financial covenants were eliminated, including the Cash Liquidity Ratio, Leverage Ratio, Asset Coverage Ratio, and Debt to Net Worth Ratio.

2.

The remaining financial covenants include a Fixed Charge Ratio, Tangible Net Worth Ratio, and Debt to Capitalization Ratio. The Fixed Charge Ratio is only measured in the event that net cash (cash in excess of debt) is less than $5 million.

3.

The Leverage Ratio remains as a measure to determine the facility’s applicable interest rate, although it has been modified to benefit from the amount of cash the Company holds in excess of $5 million. The interest rate matrix remains the same as the previous facility.

4.

The new facility includes a revolving credit facility of $20 million and a term loan of approximately $2.6 million, compared to a $25 million revolving facility in the previous facility. The revolving credit facility maturity date of the new facility is November, 2014, at which time it can be converted into a term loan with a four year amortization with a bullet maturity date of November, 2016. The term loan includes a fifteen year amortization schedule with a bullet maturity date of November, 2016.

The terms and a copy of the Company’s new Amended and Restated Credit Facility are contained in a current report on Form 8-K filed with the Securities and Exchange Commission.

Sidney Hinton, CEO of PowerSecure, said, “We are very pleased with our new simplified and extended credit facility. It reflects our strong cash and balance sheet position, and provides us with the on-going ability to invest in growth opportunities across our business areas. We are extremely proud to be backed by such a strong bank group, and we are grateful to Citibank and BB&T for their confidence and support.”

About PowerSecure

PowerSecure International, Inc. is a leading provider of Energy and Smart Grid Solutions to electric utilities, and their commercial, institutional, and industrial customers. PowerSecure’s Energy and Smart Grid Solutions businesses provide products and services in the areas of Energy Efficiency, Interactive

Distributed Generation, and Utility Infrastructure. The Company is a pioneer in developing Interactive Distributed Generation® systems with sophisticated, proactive smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes, and 3) provide customers with the most dependable standby power in the industry. PowerSecure also provides utilities with transmission and distribution infrastructure construction and maintenance services, and engineering and regulatory consulting services. The Company’s Energy Efficiency business provides customers with energy efficient lighting technologies that deliver improved quality of light, including its proprietary EfficientLights LED lighting products for grocery, drug, and convenience stores, and its SecureLiteTM and PowerLiteTM street lights for utilities and municipalities which are available through its EnergyLite business unit. Additional information is available at www.powersecure.com.

All forward-looking statements contained in this release are made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements concerning the credit facility discussed in this press release, and the availability of capital generally; the Company’s outlook, prospects and expectations for revenues, net income, and E.P.S. results and growth generally; the anticipated results of the Company’s products, services, and technologies; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, those risks, uncertainties and other factors identified from time to time in the Company’s most recent Annual Report on Form 10-K, as well as in subsequent filings with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact

Chris Hutter

Chief Financial Officer

PowerSecure International, Inc.

(919) 453-1760

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